Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fidelity National Financial, Inc. Amended and Restated Employee Stock Purchase Plan of our reports dated February 25, 2022, with respect to the consolidated financial statements of Fidelity National Financial, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Fidelity National Financial, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida
August 19, 2022